Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: September 16, 2015

ARC GROUP WORLDWIDE, INC. REPORTS PRELIMINARY FISCAL YEAR 2015 RESULTS

Highlights for the fourth quarter and fiscal year ended June 30, 2015:

Fourth Quarter

•                  Sales of $28.8 Million, an increase of 21.9% from $23.7 Million; and

•                  EBITDA of $4.1 Million, an increase of 65.6% from $2.5 Million.

Fiscal Year

•                  Sales of $112.5 Million, an increase of 35.7% from $82.9 Million; and

•                  EBITDA of $15.8 Million, an increase of 22.2% from $12.9 Million.

DELAND, FL., September 16, 2015/PRNewswire/—ARC Group Worldwide, Inc. (“ARC” and the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, today announced its preliminary fiscal year 2015 (June 30, 2015) results.

Fiscal Year Fourth Quarter Operating Results

Fiscal year fourth quarter 2015 revenue was $28.8 million, an increase of 21.9% compared to the prior year period.  The increase was largely the product of the acquisition of Kecy Corporation, completed during the fourth quarter of the prior fiscal year.  Existing business unit sales were down year-over-year primarily due to weakness in key markets served, as well as the impact of lower Euro prices on the Company’s international operations.  However, revenue at 3DMT Group increased 31.9% from the prior year period, and continues to experience positive momentum with its metal 3D printing services.

EBITDA for the fiscal year fourth quarter was $4.1 million, an increase of 65.6% compared to the prior year period.  EBITDA margin increased to 14.4%, from 10.6% in the prior year period.

Fiscal Year Ended June 30, 2015 Operating Results

Sales for the year were $112.5 million, reflecting 35.7% growth over fiscal year 2014.  The increase in sales was driven by acquisitions completed during the fourth quarter of the prior fiscal year.  Existing business unit sales for the year declined during the period, stemming from several factors, including weakness in our firearms and medical segments, as well as the decline in the Euro.

EBITDA for the year was $15.8 million, an increase of 22.2% compared to the prior year.  EBITDA margins decreased to 14.1%, from 15.6% in the prior year, primarily due to softness in sales, transitional costs, and changes in product mix.

Non-Recurring Income Tax Items

The increase in the Company’s effective tax rate during fiscal year 2015 was largely the product of: (i) lower pre-tax income, such that non-deductible expenses had a greater percentage impact on the effective tax rate; and (ii) one-time, non-recurring asset sales which occurred in the fourth quarter.  The Company anticipates that the higher tax expense resulting from the tax gain recognized on the asset sales could be offset in fiscal year 2016 by tax benefits resulting from accelerated depreciation claimed on asset purchases.  In addition, during the fourth quarter of fiscal year 2015, the Company recorded an uncertain tax position of $0.3 million related to estimated foreign source income.

First Quarter Fiscal Year 2016 Outlook

Management currently expects softness in top line sales for the first quarter of fiscal year 2016 compared to the prior year period.  This softness is a result of the quarterly fluctuations common in the full production manufacturing business, accentuated by continued weakness in the Euro, low steel and steel scrap prices, and delayed product launches in several of our end markets, including firearms and automotive.  Management does not expect any of these quarterly fluctuations to be related to any long term systemic issues.

Jason Young, Chairman and CEO, commented, “We completed an exciting year at ARC, which was very much a transitional year.  While we were disappointed in the recent organic sales performance of the business given some of the headwinds in our end markets, we are encouraged by the full product solution build-out that we have begun to offer our customers.  While this initiative takes time to work through our sales cycle, we are excited by the interest our customers have shown towards our full solution approach.  Further, the growth of our metal 3D printing business has shown promise, and we continue to develop proprietary technology in software, R&D, robotics, and automation, all of which should help our customers have a more efficient process from a cost and time perspective.  While we feel optimistic about the long term prospects for our business, it is important to note that the nature of our industry tends to have lumpiness on a quarterly basis.  Therefore, we think it is important to focus on the longer term trends of our Company and performance.  While we continue to face headwinds in the global macro environment, we do not view any of those issues to change the long term potential of our business plan.  Our primary focus remains to channel our sales efforts in a more productive way, so we can improve our visibility with new customers and expand wallet share with our existing clients.”

Preliminary GAAP to Non-GAAP Reconciliation

EBITDA and EBITDA margin are non-GAAP financial measures.  EBITDA margin is calculated by dividing EBITDA by sales.  We have provided this non-GAAP financial information to aid in better understanding the Company’s performance absent these charges.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The reconciliation to GAAP is as follows (in thousands):

	For the three months Ended June 30,		For the year ended June 30,
For the three months ended:	2015	2014	2015	2014
Net Income (Loss) (GAAP)	$(666)	$209	$(2)	$4,744
Plus: Interest Expense, Net	1,248	618	4,848	1,399
Plus: Income Tax Expense	1,158	(7)	1,509	2,411
Plus: Depreciation and Amortization	2,402	1,681	9,459	4,385
EBITDA (Non-GAAP)	$4,142	$2,501	$15,814	$12,939
EBITDA Margin (Non-GAAP)	14.4%	10.6%	14.1%	15.6%

EBITDA excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions which may not be indicative of future capital expenditure requirements.

The Company expects to finalize the audit for the June 30, 2015 fiscal year and file its Annual Report on Form 10-K with the U.S. Securities & Exchange Commission on or prior to the due date.  All disclosures in this press release are preliminary and remain subject to change pending completion of the Company’s audit and filing of the Annual Report.

About ARC Group Worldwide, Inc.

ARC Group Worldwide, Inc. (NASDAQ: ARCW), is a leading global advanced manufacturing and 3D printing service provider.  The Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market.  In addition to being a world leader in metal injection molding, ARC has significant expertise in plastic and metal 3D printing, precision stamping, traditional and clean room plastic injection molding, advanced rapid tooling, thixomolding, lean manufacturing, antennas, hermetic seals, robotics, and flanges and forges.

Forward Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC’s current expectations, estimates and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC’s ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the fiscal year ended June 30, as well as current reports on Form 8-K filed from time-to-time with the SEC and the disclosures of risks included in the Company’s Form S-1 declared effective by the SEC on April 1, 2015.

CONTACT: Drew M. Kelley

PHONE: (303) 467-5236

Email: InvestorRelations@ArcGroupWorldwide.com

ARC Group Worldwide, Inc.

Preliminary Consolidated Statements of Operations

	For the three months ended June 30,		For the year ended June 30,
(in thousands, except for share and per share amounts)	2015	2014	2015	2014
Sales	$28,837	$23,654	$112,505	$82,926
Cost of sales	23,041	17,805	87,057	58,693
Gross profit	5,796	5,849	25,448	24,233
Selling, general and administrative	4,205	5,266	19,172	15,731
Merger expenses	—	342	187	536
Income from operations	1,591	241	6,089	7,966
Other income, net	149	579	266	588
Interest expense, net	(1,248)	(618)	(4,848)	(1,399)
Income before income taxes	492	202	1,507	7,155
Income tax expense	(1,158)	7	(1,509)	(2,411)
Net income	(666)	209	(2)	4,744
Less: Net income attributable to non-controlling interest	(45)	(46)	(210)	(228)
Net income attributable to ARC Group Worldwide, Inc.	$(711)	$163	$(212)	$4,516
Net income (loss) per common share:
Basic and diluted	$(0.04)	$0.01	$(0.01)	$0.31

Weighted average common shares outstanding:
Basic and diluted	17,752,915	14,673,205	15,458,404	14,590,297